Exhibit 10.1

Dated June 16, 2022

AMENDMENT NO. 3 TO SENIOR
SECURED TERM LOAN AGREEMENT
Berkshire Hathaway Life Insurance Company of Nebraska (as Administrative Agent and Lender), and Seritage Growth Properties, L.P. (as Borrower) and Seritage Growth Properties (as Parent and Guarantor), under that certain. Secured Term Loan Agreement dated as of July 31, 2018 (the Loan Agreement), mutually agree to the following Amendment No. 3 to the Loan Agreement:
(1)   Notwithstanding anything to the contrary contained in Section 6.05(c), the Parent, the Borrower and their respective Subsidiaries shall be permitted without the consent of Administrative Agent to sell, transfer or otherwise dispose of such Person's property (including but not limited to Properties or equity interests of any Subsidiary) to unaffiliated third parties for no less than fair market value; provided, that (a) Borrower deposits all Net Proceeds received by the Parent, the Borrower or any of their Subsidiaries in respect of such sale, transfer or disposition into a Controlled Account and (b) the use of such Net Proceeds shall be subject to the terms and conditions contained in the Loan Agreement, including but not limited to Section 6.04 (Restricted Payments) and Section 6.07 (Investments, Loans) thereof.
In all other respects, the Loan Agreement remains unchanged.

June 16 2022

ACCEPTED AND AGREED:
Berkshire Hathaway Life Insurance Company of Nebraska
By:	/s/ Brian Snover
Name:	Brian Snover
Title:	Senior Vice President

Seritage Growth Properties, L.P. and Seritage Growth Properties
By:	/s/ Matthew Fernand
Name:	Matthew Fernand
Title:	Chief Legal Officer & Corporate Secretary